Exhibit 10.8
AGREEMENT AND PLAN OF MERGER
DATED AS OF APRIL 8, 2010
BY AND AMONG
YOUNAN PROPERTIES, INC.,
a California corporation
AND
YOUNAN PROPERTIES, INC.,
a Maryland corporation

i

PAGE
Section 8.12 WAIVER OF SECTION 1542 PROTECTIONS	25
Section 8.13 TIME OF THE ESSENCE	25
Section 8.14 DESCRIPTIVE HEADINGS	25
Section 8.15 NO PERSONAL LIABILITY CONFERRED	26
Section 8.16 AMENDMENTS	26

iii

DEFINED TERMS

TERM	SECTION
Affiliate
Agreement
Allocable Percentage
Alternate Transaction
Business Day
CCC
Certificate of Merger
CHI Purchase Agreement
Closing
Closing Date
Code
Consent Form
Dispute
Effective Time
Entity Value
Environmental Laws
Excluded Assets
Formation Transaction Documentation
Formation Transactions
Fund
Fund Purchase Agreement
Governmental Authority
IPO
IPO Closing Date
IPO Price
Laws
Lease
Liens
Merger
Merger Consideration
MGCL
OP Units
Operating Partnership
Outside Date
Permitted Liens
Person
Pre-Formation Interests
Pre-Formation Participants
Principal
Property
Prospectus
Registration Statement	Section 8.02
Introduction
Schedule II
Section 8.02
Section 8.02
Recitals
Section 1.02
Recitals
Section 2.01
Section 2.01
Section 8.02
Section 8.02
Section 8.08
Section 1.02
Section 8.02
Section 8.02
Section 5.02
Section 8.02
Section 8.02
Recitals
Recitals
Section 8.02
Recitals
Section 8.02
Section 8.02
Section 8.02
Section 4.09
Section 8.02
Recitals
Section 1.05
Section 1.01
Recitals
Recitals
Section 2.05
Section 8.02
Section 8.02
Section 8.02
Section 8.02
Section 8.02
Section 4.01
Section 8.02
Section 2.05

TERM	SECTION
REIT
REIT Charter
REIT Material Adverse Effect
REIT Shares
REIT Subsidiary
Representation, Warranty and Indemnity Agreement
SAE Entity Members
SDAT
SEC
Securities Act
Shareholder
Single Asset Entities
Subsidiary
Surviving Entity
Tax
Underwriting Agreement
YGHI
YIP
Younan Entities
YPI
YPI Material Adverse Effect
YPI Stock
YPI Subsidiary
YPI’s Knowledge	Introduction
Section 1.04
Section 8.02
Recitals
Section 3.01
Section 8.02
Recitals
Section 1.02
Section 2.05
Section 8.02
Section 1.05
Recitals
Section 8.02
Section 1.01
Section 8.02
Section 8.02
Recitals
Recitals
Section 8.02
Introduction
Section 8.02
Recitals
Section 4.01
Section 8.02

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 8, 2010, by and among Younan Properties, Inc., a Maryland corporation (the “REIT”), and Younan Properties, Inc., a California corporation (“YPI”).
RECITALS
     WHEREAS, the REIT desires to consolidate the ownership of a portfolio of office and certain other properties currently owned, directly or indirectly, by certain asset entities, each as described on Schedule I hereto (collectively, the “Single Asset Entities”) and managed by YPI, Younan Investment Properties L.P., a Delaware limited partnership and subsidiary of YPI (“YIP”), or another affiliate of YPI;
     WHEREAS, pursuant to this Agreement, YPI will merge with and into the REIT, with the REIT as the surviving entity (the “Merger”), pursuant to which all of the shares of YPI (the “YPI Stock”) will be converted automatically as set forth herein into the right to receive shares of common stock of the REIT, par value $.01 per share (the “REIT Shares”);
     WHEREAS, the parties hereto intend the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code and intend for this Agreement to constitute a plan of reorganization within the meaning of Section 368 of the Code, provided, however, that the REIT may instead elect to cause YPI to contribute its assets to Younan Properties, L.P., a Maryland limited partnership (the “Operating Partnership”) and subsidiary of the REIT in exchange for partnership interest in the Operating Partnership (“OP Units”), as described herein, in connection with the Alternate Transaction.
     WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into an agreement and plan of merger with YIP and certain other entities, each as described on Schedule I hereto (the “SAE Entity Members”), that are direct or indirect partners or members of certain of the Single Asset Entities, pursuant to which, immediately following the Merger, (i) YIP will merge with and into the Operating Partnership and (ii) thereafter, the SAE Entity Members will merge with and into the Operating Partnership in the order set forth in the merger agreement for such entities;
     WHEREAS, an Affiliate of the Principal will assign to the Operating Partnership its rights and obligations under that certain purchase agreement (the “Fund Purchase Agreement”) between Affiliate and Passco Younan Fund I LLC, a Delaware limited liability company (the “Fund”), pursuant to which Affiliate has agreed to purchase certain interests held by the Fund, which rights and obligations will be assigned to the Operating Partnership as a result of the merger of Affiliate with and into the Operating Partnership, and the Operating Partnership will purchase the interests from the Fund pursuant to the terms of the Fund Purchase Agreement;
     WHEREAS, YGH Investments LLC, a California limited liability company (“YGHI”) and an SAE Entity Member will assign to YPI its rights and obligations under that certain purchase agreement (the “CHI Purchase Agreement”) to acquire all of Chung Hsien International LP’s interests in 4041 Central Plaza LLC, a Delaware limited liability company, which rights and obligations will be assigned to the Operating Partnership as a result of the merger of YPI into the REIT and the REIT’s contribution of the assets of YPI to the Operating Partnership, and immediately after such merger and contribution, the Operating Partnership will consummate the transactions contemplated by the CHI Purchase Agreement.
     WHEREAS, concurrently with the execution of this Agreement, the REIT and the Operating Partnership will enter into an agreement and plan of merger with certain of the Single Asset Entities, pursuant to which, immediately following the mergers identified in the preceding paragraphs, the Operating Partnership will acquire directly or indirectly certain of the interests in the Single Asset Entities in consideration of each such interest’s allocated share of the respective value of the Single Asset Entity;
     WHEREAS, the Formation Transactions relate to the proposed initial public offering (the “IPO”) of the REIT Shares, following which the REIT will operate as a self-administered and self- managed real estate investment trust within the meaning of Section 856 of the Code;
     WHEREAS, in accordance with the California Corporations Code (the “CCC”), YPI may be merged with another entity, subject to the requisite approval of its board of directors, as provided in Sections 1200 and 1201 of the CCC;
     WHEREAS, the Board of Directors of the REIT and its stockholder have determined that it is advisable and in the best interests of the REIT to proceed with the Merger on the terms described in this Agreement; and
     WHEREAS, the Board of Directors of YPI has determined that it is advisable and in the best interests of YPI and its stockholders to proceed with the Merger on the terms described in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
THE MERGER
     Section 1.01 THE MERGER. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and in accordance with the Maryland General Corporation Law (“MGCL”) and the CCC, YPI shall be merged with and into the REIT, whereby the separate existence of YPI shall cease, and the REIT shall continue its existence under Maryland law as the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”).
     Section 1.02 EFFECTIVE TIME. Subject to and upon the terms and conditions of this Agreement, concurrently with or as soon as practicable after (i) the execution by the REIT of the Underwriting Agreement and (ii) following the satisfaction or waiver of the conditions set forth in Article VII, the REIT and YPI shall file the articles of merger or similar document (the “Certificate of Merger”) as may be required by applicable Laws, with the State Department of

Assessments and Taxation of Maryland (“SDAT”) and the Secretary of State of the State of California, providing that the Merger shall become effective upon filing or at such later date and time set forth in the Certificate of Merger that is not more than 30 days after the acceptance of the Certificate of Merger by the SDAT for record (the “Effective Time”) together with any certificates and other filings or recordings related thereto, in such forms as are required by, and executed in accordance with, the relevant provisions of applicable Laws.
     Section 1.03 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the CCC and the MGCL.
     Section 1.04 ORGANIZATIONAL DOCUMENTS. At the Effective Time, (i) the charter of the REIT, as in effect immediately prior to the Effective Time (the “REIT Charter”), shall be the charter of the Surviving Entity until thereafter amended as provided therein or in accordance with the MGCL, and (ii) the bylaws of the REIT, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended as provided therein or in accordance with the MGCL.
     Section 1.05 CONVERSION OF YPI STOCK.
          (a) Under and subject to the terms and conditions of this Agreement, Zaya Younan, as sole stockholder in YPI (the “Shareholder”), shall receive, as a result of and upon consummation of the Merger, REIT Shares as calculated in Section 1.05(b).
          (b) At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, the YPI Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and will be converted automatically into the right to receive upon surrender of the certificate representing such shares of YPI Stock, a number of REIT Shares equal to the Equity Value divided by the IPO Price (the “Merger Consideration”).
     Section 1.06 CANCELLATION AND RETIREMENT OF YPI STOCK. Each share of YPI Stock converted into the right to receive the Merger Consideration pursuant to Section 1.05(b) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such YPI Stock so converted shall thereafter cease to have any rights as a shareholder of YPI, except the right to receive the Merger Consideration applicable thereto.
     Section 1.07 FRACTIONAL INTERESTS. No fractional REIT Shares shall be issued in the Merger. In lieu of any fractional REIT Share, the Shareholder shall receive an amount in cash determined by multiplying the fraction of a REIT Share the Shareholder would otherwise have been entitled to receive by the IPO Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional REIT Share.
     Section 1.08 CALCULATION OF MERGER CONSIDERATION. As soon as practicable following the determination of the IPO Price and prior to the Effective Time, all calculations relating to the Merger Consideration shall be performed in good faith by, or under the direction of, the REIT, and shall be final and binding upon the holders of YPI Stock.

     Section 1.09 TRANSACTION COSTS. If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the Younan Entities in connection with the Formation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions.
     Section 1.10 TAX CONSEQUENCES. Unless the parties hereto undertake the Alternate Transaction, such parties intend for the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).
ARTICLE II
CLOSING; TERM OF AGREEMENT
     Section 2.01 CLOSING. Unless this Agreement shall have been terminated pursuant to Section 2.05, and subject to the satisfaction or waiver of the conditions in Article VII, the filing of the Certificate of Merger, the Effective Time and the closing of the other transactions contemplated by this Agreement shall be the day on which the REIT receives the proceeds from the IPO from the underwriters (the “Closing” or the “Closing Date”). The Closing shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071 or such other place as determined by the REIT in its sole discretion. The Closing hereunder and the closing of the IPO shall be deemed concurrent for all purposes.
     Section 2.02 PAYMENT OF MERGER CONSIDERATION. As soon as reasonably practicable after the Effective Time, the REIT shall deliver to the Shareholder, the Merger Consideration in the amounts and form provided in Section 1.05(b) hereof. Each certificate representing REIT Shares issuable as Merger Consideration shall bear the following legend:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE

CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF      % (IN VALUE OR NUMBER OF SHARES) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF      % OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (I) THROUGH (III) ABOVE ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE. REQUESTS

FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.
     Section 2.03 TAX WITHHOLDING. The REIT and YPI, as applicable, shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to the Shareholder such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder.
     Section 2.04 FURTHER ACTION. If, at any time after the Effective Time, the REIT shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the REIT the right, title or interest in, to or under any of the rights, properties or assets of YPI acquired or to be acquired by the REIT as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the REIT shall be authorized to execute and deliver, in the name and on behalf of YPI or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of YPI or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the REIT or otherwise to carry out this Agreement.
     Section 2.05 TERM OF THE AGREEMENT. This Agreement shall terminate automatically if (i) the initial registration statement of the REIT for the IPO (the “Registration Statement”) has not been filed with the Securities and Exchange Commission (“SEC”) by August 31, 2010, or (ii) the Merger shall not have been consummated on or prior to March 31, 2011 (such date is hereinafter referred to as the “Outside Date”).
     Section 2.06 EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the REIT and YPI under this Agreement shall terminate, except that the obligations set forth in Article VIII shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.
     If this Agreement shall terminate for any reason prior to completion of the Formation Transactions, YPI shall bear all transaction costs and expenses related thereto in proportion to its Allocable Percentage (as defined in Schedule II hereto).
ARTICLE III
REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF THE REIT
     The REIT hereby represents and warrants to and covenants with YPI as follows:

     Section 3.01 ORGANIZATION; AUTHORITY.
          (a) The REIT has been duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite power and authority to enter this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.
          (b) Schedule 3.01(b) sets forth as of the date hereof, (i) each Subsidiary of the REIT (each a “REIT Subsidiary”), (ii) the ownership interest therein of the REIT, and (iii) if not wholly owned by the REIT, the identity and ownership interest of each of the other owners of such REIT Subsidiary. Each REIT Subsidiary has been duly organized or formed and is validly existing and in good standing under the Laws of its jurisdiction of organization or formation, as applicable, has all power and authority to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.
     Section 3.02 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of the REIT pursuant to this Agreement or the other Formation Transaction Documentation) by the REIT has been duly and validly authorized by all necessary actions required of the REIT. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the REIT pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the REIT, enforceable against the REIT in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
     Section 3.03 CONSENTS AND APPROVALS. Except for the filing of the Certificate of Merger in accordance with Section 1.02 hereof or in connection with the IPO and the consummation of the Formation Transactions, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the REIT, in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for (i) those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or file would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect, or (ii) those consents of the Pre-Formation Participants under the organizational documents of the applicable Younan Entity, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to cause a material adverse effect.
     Section 3.04 NO VIOLATION. None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of the REIT, (B) any agreement, document or instrument to which the REIT or any of its assets are bound or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on the REIT, except for, in the case of clause (B) or (C), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.
     Section 3.05 VALIDITY OF REIT SHARES. The REIT Shares to be issued pursuant to this Agreement will have been duly authorized by the REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable and free and clear of all Liens created by the REIT (other than Liens created by the REIT Charter).
     Section 3.06 LIMITED ACTIVITIES. Except for activities in connection with the IPO, the Formation Transactions or the ordinary course of business, the REIT and the REIT Subsidiaries have not engaged in any material business or incurred any material obligations.
     Section 3.07 LITIGATION. Except for actions, suits or proceedings covered by the policies of insurance described in Schedule 3.07, there is no action, suit or proceeding pending or, to the knowledge of the REIT, threatened against the REIT or any REIT Subsidiary which, (i) if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a REIT Material Adverse Effect. There is no action, suit or proceeding pending or, to the knowledge of the REIT, threatened against the REIT which challenges or impairs the ability of the REIT to execute or deliver, or materially perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby, except as would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.
     Section 3.08 NO BROKER. The REIT has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of YPI or any of its Affiliates thereof to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the IPO and any related financing transactions).
     Section 3.09 NO IMPLIED REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III, the REIT, shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations, warranties and covenants of the REIT contained in this Agreement shall expire at Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF YPI
     Except as disclosed in the Prospectus or the schedules hereto, YPI hereby represents and warrants to the REIT that as of the Closing Date:
     Section 4.01 ORGANIZATION; AUTHORITY. YPI has been duly organized and is validly existing and in good standing under the Laws of the State of California, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate Property and to carry on its business as presently conducted. YPI, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of a Property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected have a YPI Material Adverse Effect.
          (a) Schedule 4.01(b) sets forth as of the date hereof, (i) each Subsidiary of YPI (each a “YPI Subsidiary”), (ii) the ownership interest therein of YPI, (iii) if not wholly owned by YPI, the identity and ownership interest of each of the other owners of such Subsidiary, and (iv) each office, or other property owned by such Subsidiary or leased pursuant to a ground lease (each a “Property”). Each YPI Subsidiary has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, and has all power and authority to own, lease and/or operate its Property and to carry on its business as presently conducted. Each YPI Subsidiary, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a YPI Material Adverse Effect.
     Section 4.02 DUE AUTHORIZATION. The execution, delivery and performance by YPI of this Agreement and the other Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of YPI pursuant to this Agreement or the other Formation Transaction Documentation) to which it is a party have been duly and validly authorized by all necessary actions required of YPI. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of YPI pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of YPI, each enforceable against YPI in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
     Section 4.03 CAPITALIZATION. Schedule 4.03 sets forth as of the date hereof the ownership of YPI. All of the issued and outstanding equity interests of YPI are duly authorized, validly issued and fully paid; and, to YPI’s Knowledge, are not subject to preemptive rights or appraisal, dissenters’ or other similar rights under the organizational documents of or any contract to which YPI is a party or otherwise bound.

     Section 4.04 CONSENTS AND APPROVALS. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by YPI or any of the YPI Subsidiaries in connection with the execution, delivery and performance of this Agreement, the other Formation Transaction Documentation to which YPI or any of the YPI Subsidiaries is a party and the transactions contemplated hereby and thereby, except (i) for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a YPI Material Adverse Effect, or (ii) those consents of the Pre-Formation Participants under the organizational documents of the applicable Younan Entity, the failure of which to obtain would not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
     Section 4.05 NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of YPI or any YPI Subsidiary or (B) any agreement, document or instrument to which YPI or any YPI Subsidiary or any of their respective assets or properties are bound by or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on YPI or any YPI Subsidiary, except for, in the case of clause (B) or (C), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a YPI Material Adverse Effect.
     Section 4.06 LICENSES AND PERMITS. To YPI’s Knowledge, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Properties have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Formation Transaction Documentation) are assignable to the Operating Partnership, except in each case for items that, if not so obtained, obtainable and/or transferred, would not, individually or in the aggregate, reasonably be expected to have a YPI Material Adverse Effect. To YPI’s Knowledge, none of YPI or any YPI Subsidiary or any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a YPI Material Adverse Effect, nor has any of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any of them, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority and that would not, individually or in the aggregate, reasonably be expected to have a YPI Material Adverse Effect.
     Section 4.07 COMPLIANCE WITH LAWS. To YPI’s Knowledge, YPI and each YPI Subsidiary have conducted their business in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a YPI Material Adverse Effect. None of YPI or any YPI Subsidiary has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a YPI Material Adverse Effect.
     Section 4.08 NO INSOLVENCY PROCEEDINGS. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to YPI’s Knowledge, threatened against either YPI or any YPI Subsidiary, nor are any such proceedings contemplated by either YPI or any YPI Subsidiary.
     Section 4.09 PROPERTIES. (a) YPI or a YPI Subsidiary set forth on Schedule 4.09(a) is insured under a policy of title insurance as the owner of (except for the Property known as One Graystone Centre for which there is no owner’s policy of title insurance), and, to YPI’s Knowledge, YPI or a YPI Subsidiary is the owner of, the fee simple estate (or, in the case of certain Properties, the leasehold estate) to the Property identified on Schedule 4.09(a) as being owned by YPI or YPI Subsidiary, in each case free and clear of all Liens except for Permitted Liens. Prior to the effective time of the Merger contemplated hereby, none of YPI or any YPI Subsidiary shall take or omit to take any action to cause any Lien to attach to any Property, except for Permitted Liens and Liens, if any, given to secure mortgage indebtedness encumbering such Property.
          (b) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a YPI Material Adverse Effect, to YPI’s Knowledge, (1) none of YPI, any YPI Subsidiary, nor any other party to any material agreement affecting any Property (other than a Lease (as such term is hereinafter defined) for space within such Property), is in breach or default of any such agreement, (2) no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of YPI or any YPI Subsidiary, except for Permitted Liens, and (3) all agreements affecting any Property required for the continued use, occupancy, management, leasing and operation of such Property (exclusive of space Leases) are valid and binding and in full force and effect.
          (c) To YPI’s Knowledge, as presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Properties is in violation of any applicable building code, zoning ordinance or other “land use” Law, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a YPI Material Adverse Effect.
          (d) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a YPI Material Adverse Effect, (1) to YPI’s Knowledge, none of YPI, any YPI Subsidiary, or any other party to any Lease, is in breach or default of any such Lease, (2) to YPI’s Knowledge, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease, or would, permit termination, modification or acceleration under such Lease, and (3) to YPI’s Knowledge each of the leases (and all amendments thereto or modifications thereof) to which YPI or any YPI Subsidiary is a party or by which YPI or any YPI Subsidiary or any Property is bound or subject (collectively, the “Leases”) is and will be valid and binding and in full force and effect.

     Section 4.10 NO BROKER. YPI has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of the REIT or any of its Affiliates to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the IPO and any related financing transactions).
     Section 4.11 INSURANCE. YPI or a YPI Subsidiary has in place the public liability, casualty and other insurance coverage with respect to each Property as YPI and the YPI Subsidiary reasonably deem necessary and in all cases including such coverage as is required under the terms of any continuing loan or Lease. Each of the insurance policies with respect to the Property is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. To YPI’s Knowledge, neither YPI nor any YPI Subsidiary has received from any insurance company any notices of cancellation or intent to cancel any insurance.
     Section 4.12 ENVIRONMENTAL MATTERS. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a YPI Material Adverse Effect, to YPI’s Knowledge (A) YPI and the YPI Subsidiaries are in compliance with all Environmental Laws, (B) neither YPI nor any YPI Subsidiary have received any written notice from any Governmental Authority or third party alleging that YPI, any YPI Subsidiary or any Property is not in compliance with applicable Environmental Laws, and (C) there has not been a release of a hazardous substance on any of the Properties that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 4.12 constitute the sole and exclusive representations and warranties made by YPI concerning environmental matters.
     Section 4.13 EMINENT DOMAIN. Except as set forth on Schedule 4.13, there is no existing or, to YPI’s Knowledge, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect any of the Properties, except for such proceeding that would not, individually or in the aggregate, reasonably be expected to have a YPI Material Adverse Effect.
     Section 4.14 FINANCIAL STATEMENTS. The financial statements of the Younan Entities included in the Prospectus have been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of unaudited statements, to normal year-end audit adjustments, and fairly present in all material respects the financial condition and results of operations of the Younan Entities as of the dates indicated therein and for the periods ended as indicated therein.
     Section 4.15 TAXES. Except as set forth in Schedule 4.15(a), (i) YPI and each of the YPI Subsidiaries has timely and properly filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it, and (ii) except as would not, individually or in the aggregate, reasonably be expected to have a

YPI Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against YPI or any of the YPI Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.
          (a) Except as set forth in Schedule 4.15(b), (i) there are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of income or material non-income Taxes of YPI or any YPI Subsidiaries, (ii) there are no matters under discussion with any Tax authority with respect to income or material non-income Taxes that are likely to result in an additional liability for income Taxes with respect to YPI or any YPI Subsidiary and (iii) neither YPI nor any YPI Subsidiary is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.
          (b) Except as set forth in Schedule 4.15(c), at all times since January 1, 2003, YPI (including any “predecessor corporation” (within the meaning of Treasury Regulations Section 1.1374-1(e)) to YPI) has continuously qualified as an “S corporation” within the meaning of Section 1361(a)(1) of the Code and all applicable corresponding provisions of state and local law, and no Tax authority has claimed in writing that YPI does not qualify as an S corporation. YPI has never elected to treat any Subsidiary as a “qualified subchapter S subsidiary,” within the meaning of Section 1361(b)(3)(B) of the Code.
          (c) Except as set forth in Schedule 4.15(d), YPI does not have any current or accumulated earnings and profits which were generated by any entity that was not a REIT, an S corporation or a regulated investment company at the time such earnings and profits were generated.
     Section 4.16 NON-FOREIGN STATUS. YPI is not a foreign person (as defined in the Code) and is not, therefore, subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons.
     Section 4.17 NO IMPLIED REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV, YPI shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.
     Section 4.18 LITIGATION. Except for actions, suits or proceedings covered by the policies of insurance described in Section 4.11, there is no action, suit or proceeding pending or, to YPI’s Knowledge or the knowledge of any other YPI Subsidiary, threatened against or affecting YPI or any YPI Subsidiary, other than actions, suits, proceedings arising in the ordinary course of business from the ownership and operation of YPI, the Operating Partnership and the Properties, that, individually or in the aggregate, could reasonably be expected, (a) if adversely determined, would have a YPI Material Adverse Effect or (b) to challenge or impair the ability of the YPI or any other YPI Subsidiary to execute or deliver, or materially perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 4.19 EMPLOYEES. Except for YPI, no Younan Entity or Subsidiary has or has ever had any employees. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Younan Entity or any of its Subsidiaries is delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed or amounts required to be reimbursed to such employees, consultants or independent contractors. YPI has: (a) complied in all material respects with all applicable laws related to employment, (b) withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees and (c) no policy, practice, plan or program of paying severance or pay or any form of severance compensation in connection with the termination of employment service and no agreement pursuant to which it would be required to pay severance to any director, officer, employee or consultant, except with respect to clauses (a), (b) and (c) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 4.20 CONTRACTS AND COMMITMENTS. Except as set forth in the organizational documents of each Younan Entity or as otherwise disclosed in the Prospectus, YPI is not a party to any agreements for the sale of its assets, for the grant to any Person of any preferential right to purchase any such assets or the acquisition of any operating business, assets or capital stock of any other corporation, entity or business, other than in the ordinary course of business, entered into during the last twelve (12) months.
     Section 4.21 OWNERSHIP OF CERTAIN ASSETS. Except as set forth in Schedule 4.21, none of YPI or any YPI Subsidiary owns any loan assets or other securities of any issuer except for equity interests in other Younan Entities.
     Section 4.22 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF YPI. The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV shall not survive the Closing.
ARTICLE V
COVENANTS REGARDING CONDUCT OF BUSINESS BY YPI
     Section 5.01 PRE-CLOSING COVENANTS. During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), YPI shall use commercially reasonable efforts to (and to cause each of the YPI Subsidiaries to) conduct its businesses and operate and maintain the Properties in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, tenants, suppliers, advertisers and others having business dealings with it, in each case consistent with past practice. In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date and except in connection with the Formation Transactions, YPI shall not (and shall not permit any of the YPI Subsidiaries to) without the prior written consent of the REIT:

          (a) (i) other than distributions to the Principal described in Section 5.02 hereof, any distributions to the Principal in connection with the Principal’s payment of any Taxes related to the Principal’s ownership of YPI Stock and any distributions in the ordinary course of business consistent with past practice and in accordance with the governing documents of YPI, declare, set aside or pay any distributions in respect of any YPI Stock, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any YPI Stock or make any other changes to the equity capital structure of YPI or any YPI Subsidiary, or (iii) purchase, redeem or otherwise acquire any YPI Stock or interests of any of the YPI Subsidiaries or any other securities thereof;
          (b) issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or otherwise encumbrance of, any limited liability company, partnership interests or other equity interests in any of the YPI Subsidiaries or any other assets of YPI; provided, however, that YPI may transfer, assign or contribute a note or debt instrument of YIP held by YPI to YIP;
          (c) amend its charter or bylaws;
          (d) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;
          (e) materially alter the manner of keeping YPI or a YPI Subsidiary’s books, accounts or records or the accounting practices therein reflected;
          (f) make or change any Tax elections (including YPI’s election to be taxed as an S corporation, except that YPI may terminate its election to be taxed as an S corporation up to three days prior to the expected pricing of the IPO without the consent of the REIT); settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;
          (g) engage in any action (or omit to take any action) that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code; or
          (h) authorize, commit or agree to take any of the foregoing actions.
     Section 5.02 EXCLUDED ASSETS. Prior to the Closing, YPI shall have distributed all of its ownership interests in each of the assets identified on Schedule 5.02 (the “Excluded Assets”) to the Principal.

ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.01 COMMERCIALLY REASONABLE EFFORTS BY THE REIT AND YPI. Each of the REIT and YPI shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making (or causing to be made) any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.
     Section 6.02 TAX MATTERS. YPI shall timely file or cause to be timely filed when due all Tax returns required to be filed by or with respect to YPI or its Subsidiaries on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law.
          (a) The REIT shall prepare or cause to be prepared and file or cause to be filed all income Tax returns of YPI which are due after the Closing Date. All such income Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law. No later than thirty (30) days prior to the due date (including extensions) for filing such income Tax returns, REIT shall deliver such income Tax returns to Shareholder for his review and approval, which shall not be unreasonably withheld.
          (b) The REIT shall prepare or cause to be prepared all other Tax returns of YPI.
          (c) The REIT and YPI will each use its reasonable best efforts to cause the Merger to qualify, and will use its reasonable best efforts not to, and not to permit or cause any of its Subsidiaries to, take any action that could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368 of the Code.
          (d) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of the REIT and YPI shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.
          (e) Following the Merger, the REIT will comply with the record-keeping and information filing requirements of Treasury Regulation Section 1.368-3.
          (f) Prior to Closing, YPI shall deliver to the REIT (i) such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to the REIT, certifying that the Merger is exempt from withholding under Section 1445 of the Code and (ii) a properly executed California Franchise Tax Board Form 593-C certifying that the Merger is exempt from California state withholding tax.
          (g) The REIT makes no representations or warranties to YPI or any holder of YPI Stock regarding the Tax treatment of the Merger or the other Formation Transactions, or any of the Tax consequences to YPI or any holder of YPI Stock of this Agreement, the Merger or the other Formation Transactions. YPI acknowledges that YPI and the Shareholder are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Formation Transactions and agreements contemplated hereby.
     Section 6.03 ALTERNATE TRANSACTION. In the event that the REIT receives advice of its counsel that the Merger could fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or otherwise determines that a structure change is desireable, the REIT may elect, and in such case the Shareholder, YPI and the REIT hereby agree that the parties and the Operating Partnership shall undertake the Alternate Transaction and shall enter into such agreements as shall be necessary to consummate the Alternate Transaction.
ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.01 CONDITION TO EACH PARTY’S OBLIGATIONS. The respective obligation of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date is subject to the written satisfaction or waiver on or prior to the Effective Time, of the following conditions:
          (a) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order. This condition may not be waived by any party.
          (b) NO INJUNCTION. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, stay or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending or threatened that seeks the foregoing.
     Section 7.02 CONDITIONS TO OBLIGATIONS OF YPI. The obligation of YPI to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following:
          (a) REPRESENTATIONS AND WARRANTIES. Except as would not have a REIT Material Adverse Effect, each of the representations and warranties of the REIT contained in this Agreement shall be true and correct in all respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

          (b) PERFORMANCE BY THE REIT. Except as would not have a REIT Material Adverse Effect, the REIT shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
          (c) IPO PROCEEDS. The REIT shall have received the proceeds from the IPO.
          (d) REGISTRATION RIGHTS AGREEMENT. The REIT shall have entered into the registration rights agreement substantially in the form attached as Exhibit B. This condition may not be waived by any party.
          (e) OWNERSHIP WAIVER. Based on the shareholder representation letter described in Section 7.03(h), the Board of Directors of the REIT shall have granted an exception to the Common Stock Ownership Limit (as defined in the REIT Charter) and the Aggregate Stock Ownership Limit (as defined in the REIT Charter) set forth in the REIT Charter, providing the Shareholder with an Excepted Holder Limit (as defined in the REIT Charter) of      %, or such lower limit as is necessary for the Shareholder to own the Merger Consideration without a violation of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit set forth in the REIT Charter.
     Section 7.03 CONDITIONS TO OBLIGATION OF THE REIT. The obligations of the REIT to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the REIT, in whole or in part):
          (a) REPRESENTATIONS AND WARRANTIES. Except as would not have a YPI Material Adverse Effect, each of the representations and warranties of YPI contained in this Agreement, as well as those of the Principal under the Representation, Warranty and Indemnity Agreement, shall be true and correct in all respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).
          (b) PERFORMANCE BY YPI. YPI shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
          (c) CONSENTS, ETC. All necessary consents or approvals of Governmental Authorities or third parties (including lenders) for YPI to consummate the transactions contemplated hereby shall have been obtained.
          (d) NO MATERIAL ADVERSE CHANGE. There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of YPI, any YPI Subsidiaries and the Properties, taken as a whole.
          (e) CONTINUATION OF TITLE POLICIES. To the extent that any existing title policy for a Property does not recognize the Operating Partnership or its applicable Subsidiary following the Closing as an “insured” under and as of the date of such policy, then

YIP shall, to the extent available, use commercially reasonable efforts to cause the title insurer under such policy to deliver or cause to be delivered to the Operating Partnership a so-called “fairway” endorsement, “merger” endorsement or other written assurance from such insurer, in each case in form and substance reasonably acceptable to the Operating Partnership, to the effect that the Operating Partnership or its applicable Subsidiary following the Closing will be recognized as the “insured” under and as of the date of such policy; provided, however, that it is acknowledged and agreed that a no owner's policy of title insurance currently exists with respect to the Property known as One Graystone Centre, and the foregoing shall not be deemed or construed to require YIP to obtain any new title insurance policy, endorsement or other written assurance from a title insurer for such Property in connection with Closing.
          (f) REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT. The Principal shall have entered into the Representation, Warranty and Indemnity Agreement.
          (g) LOCK-UP AGREEMENT. Each of the Pre-Formation Participants owning interests in each of the SAE Entity Members shall have entered into the Lock-Up Agreement substantially in the form attached as Exhibit C.
          (h) SHAREHOLDER REPRESENTATION LETTER. The Shareholder shall have executed and delivered a letter to the REIT setting forth certain representations and undertakings related to the Shareholder’s ownership of REIT Shares in a form reasonably acceptable to the Board of Directors of the REIT and which allows the Board of Directors of the REIT to reasonably conclude that the ownership waiver and Excepted Holder Limit granted in Section 7.02(e) will not jeopardize the REIT’s status as a real estate investment trust under the Code and make the other determinations required by the REIT Charter in connection with granting such waiver and Excepted Holder Limit.
ARTICLE VIII
GENERAL PROVISIONS
     Section 8.01 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, (ii) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one (1) Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within twenty four (24) hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):
if to the REIT to:
Younan Properties, Inc.
21700 Oxnard Street, Suite 800
Woodland Hills, California 91367
Facsimile: (818) 703-5907
Attention: Chief Executive Officer
if to YPI, to:
Younan Properties, Inc.
21700 Oxnard Street, Suite 800
Woodland Hills, California 91367
Facsimile: (818) 703-5907
Attention: Chief Executive Officer

     Section 8.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.
          (a) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
          (b) “Allocated Share” means an amount equal to the applicable percentage of the Entity Value allocated to each Pre-Formation Interest, or portion thereof, as separately communicated to each holder of a Pre-Formation Interest together with the Consent Form.
          (c) “Alternate Transaction” means a contribution of the assets held by YPI to the Operating Partnership in exchange for a number of OP Units equal to the number of REIT shares that were to be issued pursuant to this Agreement.
          (d) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of California.
          (e) “Code” means the Internal Revenue Code of 1986, as amended.
          (f) “Consent Form” means the forms provided to each holder of Pre-Formation Interests to consent to the Formation Transactions and to make such holder’s irrevocable elections with respect to consideration to be received in the Formation Transactions.
          (g) “Entity Value” means that portion of the sponsors’ value of the Younan Entities as a whole attributable to a particular target entity under any Merger Agreement (whether a Single Asset entity, a SAE Entity Member, YIP or YPI, as the case may be) calculated pursuant to Schedule II.
          (h) “Environmental Laws” means all federal, state and local Laws governing pollutions or the protection of human health or the environment.
          (i) “Formation Transaction Documentation” means all of the agreements and plans of merger (including this Agreement) relating to all target entities and all contribution agreements, if any, and related documents and agreements substantially in the forms accompanying the Request for Consent dated March 12, 2010 and identified in Exhibit A hereto, pursuant to which all of the equity interests in the Younan Entities held by the Pre-Formation Participants are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.

          (j) “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.
          (k) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
          (l) “IPO Closing Date” means the closing date of the IPO.
          (m) “IPO Price” means the initial public offering price of a REIT Share in the IPO.
          (n) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.
          (o) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.
          (p) “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over the Properties; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially impair the use of the Properties for the purposes for which they are currently being used or proposed to be used in connection with the relevant Person’s business; (iv) Liens securing financing or credit arrangements existing as of the Closing Date; (v) Liens arising under leases in effect as of the Closing Date; (vi) any exceptions contained in any title policy (including any policy issued to a secured lender) relating to the Properties as of the Closing Date; (vii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, in the aggregate, material to the business, operations and financial condition of the Properties so encumbered; and (viii) any matters that would not have a YPI Material Adverse Effect.
          (q) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
          (r) “Pre-Formation Interests” means the interests in the Single Asset Entities and the SAE Entity Members held by the Pre-Formation Participants.
          (s) “Pre-Formation Participants” means the holders of the direct and indirect equity interests in the relevant Younan Entities immediately prior to the Formation Transactions.
          (t) “Principal” means Zaya Younan.
          (u) “Prospectus” means the REIT’s final prospectus as filed with the SEC.

          (v) “REIT Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the REIT and each REIT Subsidiary, taken as a whole.
          (w) “Representation, Warranty and Indemnity Agreement” means the Representation, Warranty and Indemnity Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and the Principal.
          (x) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.
          (y) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.
          (z) “Tax” means all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto.
          (aa) “Underwriting Agreement” means that certain underwriting agreement, by and between the REIT, the Operating Partnership and certain underwriters set forth therein, pursuant to which the REIT will issue and sell shares in the IPO.
          (bb) “YPI Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of YPI and each YPI Subsidiary, taken as a whole.
          (cc) “YPI’s Knowledge” means the actual current knowledge of each of the Principal, Robert Peddicord, Andres R. Gavinet, Adam I. Knowlton, John R. Cook and Joy DeBacker, without duty of investigation or inquiry.
          (dd) “Younan Entities” means YPI, YIP, the SAE Entity Members and the Single Asset Entities collectively.
     Section 8.03 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.
     Section 8.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the Consent Form, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this

Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.
     Section 8.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of any Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
     Section 8.06 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect.
     Section 8.07 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Los Angeles, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.
     Section 8.08 DISPUTE RESOLUTION. The parties intend that this Section 8.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.
          (a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 8.08(c) below without regard to any such 10-day negotiation period.
          (b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 8.08(a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the Laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. Each of the REIT and YPI shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If the REIT and YPI cannot mutually agree upon an arbitrator within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.
          (c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.
          (d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.
     Section 8.09 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.
     Section 8.10 RULES OF CONSTRUCTION.
          (a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          (b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     Section 8.11 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the REIT in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the REIT shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by YPI and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the REIT is entitled under this Agreement or otherwise at law or in equity.
     Section 8.12 WAIVER OF SECTION 1542 PROTECTIONS. As of the Closing, YPI expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Section 8.13 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.
     Section 8.14 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 8.15 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, employee or shareholder of the REIT and YPI.
     Section 8.16 AMENDMENTS. This Agreement may be amended by appropriate instrument, without the consent of YPI, at any time prior to the Effective Time; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered pursuant to the Merger without the prior written consent of YPI.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

YOUNAN PROPERTIES, INC. a Maryland corporation
By:	/s/ Zaya S. Younan
Name:	Zaya S. Younan
Title:	President

YOUNAN PROPERTIES, INC. a California corporation
By:	/s/ Zaya S. Younan
Name:	Zaya S. Younan
Title:	President

SCHEDULE I
List of SAE Entity Members:
1.	YGH Investments, LLC

2.	YPI 9801 Westheimer Fund, LLC

3.	Younan Tower Fund, LLC

4.	YPI One Dallas Centre MM, LLC

5.	YPI One Dallas Centre Fund, LLC

6.	YPI Thanksgiving Tower Fund, LLC

7.	YPI CD Portfolio Properties, LLC

8.	YPI One North Arlington Fund, LLC

9.	5401-5407 Trillium, LLC

10.	YGAZ, LLC

11.	YPI S/WL LLC
List of Single Asset Entities:
1.	5959 Topanga Fund, LLC

2.	YPI 555 St. Charles Fund, LLC

3.	YPI North Belt Portfolio, LLC

4.	YPI 1010 Lamar, LLC

5.	YPI Two Westlake Park, LLC

6.	YPI Norfolk Tower Partners, L.P.

7.	YPI 4851 LBJ Fund, L.P.

8.	YP KPMG Centre Owner, LLC

9.	YPI Park Central Holding, L.P.

10.	YPI Central Expressway Holding, L.P.

11.	YPI Embassy Plaza, LLC

12.	One Graystone GP, LLC

SCHEDULE II
Calculation of Target Entity Value
     For purposes of each Merger Agreement, “Entity Value” of the particular target entity subject to such Merger Agreement shall be calculated pursuant to the formula set forth below. Capitalized terms used in this Schedule II shall have the meanings set forth below and capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement.
EV = AP x [TIV/(1-COP) –AA] + EA;
provided, however, that if the resulting Entity Value for a target entity subject to a Merger Agreement is a negative amount (a “Net Deficit”), then the REIT shall exercise one of the following options, as determined by the REIT in its sole and absolute discretion: (A) reduction of the Entity Value attributable to either YIP or YPI, or any combination of the two, by an aggregate amount equal to the Net Deficit plus $100,000, with the net effect that the recalculated Entity Value for such target entity is at least $100,000, or (B) selection of the target entity to which the Net Deficit is attributable as an Eliminated Entity, where:
EV = Entity Value;
AP = Allocable Percentage;
TIV = Total Inside Value;
COP = Cash Out Percentage;
AA = Aggregate Adjustment; and
EA = Entity Adjustment.
“Actual Balance” shall mean: (i) with respect to each Existing Loan to be assumed in connection with the IPO, the principal amount of and past due unpaid interest on such Existing Loan as of the IPO Closing Date; (ii) with respect to each Existing Loan to be prepaid, repaid or refinanced in connection with the IPO, the principal amount of and past due unpaid interest on such Existing Loan to be prepaid, repaid or refinanced; (iii) the actual amount of cash to be paid to Passco Younan Fund I, LLC, a Delaware limited liability company (“Passco”), or affiliated entity as of the IPO Closing Date pursuant to the Passco Agreement; and (iv) the actual amount of cash to be paid to Chung Hsien International LP, a Texas limited partnership (“CHI”), or affiliated entity as of the IPO Closing Date pursuant to the CHI Agreement.
“Aggregate Adjustment” shall mean the sum (which may be a positive or negative number) of all Entity Adjustments for every target entity, excluding Eliminated Entities.
“Allocable Percentage” shall mean with respect to each target entity subject to a Merger Agreement, the percentage set forth opposite its name in Appendix B to this Schedule II; provided, however, that in the event a target entity is selected as or otherwise becomes for any reason an Eliminated Entity, then: (i) the Allocable Percentage for each remaining target entity subject to a Merger Agreement shall be recalculated as a fraction, the numerator of which is the original Allocable Percentage for such target entity and the denominator of which is (A) 100 minus (B) the Allocable Percentage of the Eliminated Entity; and (ii) the Allocable Percentage of the Eliminated Entity shall be zero and provided, further, that in the event a target entity is not included in the Formation Transactions pursuant to a merger but a portion of the Pre-Formation Interests in such entity is contributed to the Operating Partnership or a subsidiary of the Operating Partnership (such entity, a “Contribution Target Entity”), then the Allocable Percentage for the Contribution Target Entity and for each remaining target entity subject to a Merger Agreement shall be proportionately adjusted to take into account the portion of the Pre-Formation Interests in the Contribution Target Entity that will not be so contributed.
“Base Balance” shall mean: (i) with respect to each Existing Loan, the principal amount of such Existing Loan set forth on Appendix C to this Schedule II; (ii) with respect to the Passco Agreement $13,835,000; and (iii) with respect to the CHI Agreement $15,568,039.
“Cash Out Percentage” shall mean the sum (with such sum of percentages expressed as a decimal) for all target entities of a percentage calculated for each target entity as follows: multiply the aggregate Allocated Shares with respect to such target entity held by all non-accredited investors in such target entity by the Allocable Percentage for such target entity.
“CHI Agreement” shall mean that certain agreement, by and between YGH Investments, LLC, a Delaware limited liability company (“YGHI”), and CHI or an affiliated entity, pursuant to which YGHI will acquire all of CHI’s interests in 4041 Central Plaza, LLC, a Delaware limited liability company.
“Eliminated Entity” shall mean any target entity subject to a Merger Agreement that is excluded pursuant to the terms of the Formation Transaction Documentation from the Formation Transactions.
“Entity Adjustment” shall mean with respect to each target entity that is an obligor with respect to any Existing Loan, and if applicable to such target entity, that is subject to the Passco Agreement or the CHI Agreement, the difference between the Base Balance minus the Actual Balance (whether a positive or negative number) with respect to all Existing Loans relating to such target entity, and if applicable the Passco Agreement and the CHI Agreement.
“Equity Plan” shall mean the incentive award plan to be adopted by the REIT upon completion of the IPO.
“Existing Loan” shall mean each mortgage or mezzanine loan secured by a Property listed on Appendix C to this Schedule II.
“Incentive Equity” shall mean the product of (i) the sum of (A) the aggregate number of REIT Shares (x) actually awarded to employees and directors of the REIT under the Equity Plan as of the IPO Closing Date and (B) the aggregate number of LTIP Units actually awarded to employees and directors of the REIT under the Equity Plan as of the IPO Closing Date, whether vested or unvested; times (ii) the IPO Price.

“LTIP Units” has the definition as set forth in the Equity Plan of the REIT.
“Passco Agreement” shall mean that certain agreement, by and between an affiliate of the Principal and Passco or an affiliated entity pursuant to which such affiliate of the Principal has agreed to purchase certain interests held by the Fund.
“Public Equity” shall mean the product of: (i) the aggregate number of REIT Shares sold to the public in the IPO (excluding the over-allotment option, if any); times (ii) the IPO Price.
“Private Placement Equity” shall mean the product of: (i) the aggregate number of REIT Shares sold to the Principal in a private placement completed in conjunction with the IPO; times (ii) the IPO Price.
“Total Equity” shall mean the product of: (i) the sum of (A) the aggregate number of REIT Shares to be outstanding immediately following the IPO Closing Date (excluding the over-allotment option, if any), and (B) the aggregate number of OP Units (x) to be outstanding immediately following the IPO Closing Date other than OP Units held by the REIT and (y) issuable upon conversion of LTIP Units awarded under the Equity Plan as of the IPO Closing Date, whether vested or unvested; times (ii) the IPO Price.
“Total Inside Value” shall mean the sum of: (i) Total Equity; minus (ii) Public Equity; minus (iii) Private Placement Equity; minus (iv) Incentive Equity.
Attached as Appendix A to this Schedule II are calculations of hypothetical Entity Value for a hypothetical Younan Entity for purposes of Article I of the Agreement based solely on current estimates and a hypothetical amount of sponsors’ value of the Younan Entities as a whole. The figures and calculations included in Appendix A are for illustrative purposes only and shall not be binding on the REIT, the Operating Partnership or any Pre-Formation Participant.

EXHIBITS
Exhibit A: List of Formation Transaction Documentation
Exhibit B: Form of Registration Rights Agreement
Exhibit C: Lock-Up Agreement

EXHIBIT A
Formation Transaction Documentation
•  Form of Younan Properties, Inc. Merger Agreement
•  Form of Younan Investment Properties, L.P. Merger Agreement, including with respect to the following SAE Entity Members:
•	YGH Investments, LLC

•	YPI 9801 Westheimer Fund, LLC

•	Younan Tower Fund, LLC

•	YPI One Dallas Centre MM, LLC

•	YPI One Dallas Centre Fund, LLC

•	YPI Thanksgiving Tower Fund, LLC

•	YPI CD Portfolio Properties, LLC

•	YPI One North Arlington Fund, LLC

•	5401-5407 Trillium, LLC

•	YGAZ, LLC

•	YPI S/WL LLC
•  Form of Single Asset Entities Merger Agreement, including with respect to the following Single Asset Entities:
•	5959 Topanga Fund, LLC

•	YPI 555 St. Charles Fund, LLC

•	YPI North Belt Portfolio, LLC

•	YPI 1010 Lamar, LLC

•	YPI Two Westlake Park, LLC

•	YPI Norfolk Tower Partners, L.P.

•	YPI 4851 LBJ Fund, L.P.

•	YP KPMG Centre Owner, LLC

•	YPI Park Central Holding, L.P.

•	YPI Central Expressway Holding, L.P.

•	YPI Embassy Plaza, LLC

•	One Graystone GP, LLC
•  Amended and Restated Agreement of Limited Partnership of Younan Properties, L.P.
•  Registration Rights Agreement
•  Representation, Warranty and Indemnity Agreement
•  Indemnity Escrow Agreement
•  Lock-Up Agreement
•  Tax Protection Agreement
•  Option Agreement (Savoy)

•  Management Agreement (Savoy)
•  Articles of Amendment and Restatement of Younan Properties, Inc.
•  Bylaws of Younan Properties, Inc.

EXHIBIT B
Form of Registration Rights Agreement
See Attached.

EXHIBIT C
Lock-Up Agreement
See Attached.